UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2013

DreamWorks Animation SKG, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32337	68-0589190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Flower Street, Glendale, California	91201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 695-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

DreamWorks Animation SKG, Inc. (the “Company”) has announced that Anne Globe, its Chief Marketing Officer, has decided to leave the Company on August 5, 2013. In connection with her departure, Ms. Globe and the Company have entered into a letter agreement, as described below.

The letter agreement provides that Ms. Globe will become fully vested in the service-based restricted stock units that were granted to her prior to 2012, as well as the service-based restricted stock units that were granted to her in November 2012 and are scheduled to vest in November 2013. All other equity-based and other long-term incentive awards held by Ms. Globe have been canceled. The letter agreement also provides that Ms. Globe will receive a lump-sum payment equal to the base salary that Ms. Globe would have received through January 1, 2014. Except as provided in the letter agreement, Ms. Globe will not be entitled to any further compensation, rights or benefits from the Company.

The letter agreement also contains customary provisions regarding future cooperation, mutual release of claims, mutual non-disparagement, continued compliance with restrictive covenants and termination of her employment agreement.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

99.1	Letter Agreement between DreamWorks Animation SKG, Inc. and Anne Globe dated August 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DreamWorks Animation SKG, Inc.

Date: August 5, 2013	By:	/s/ Robert A. Kelly
Robert A. Kelly
Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Letter Agreement between DreamWorks Animation SKG, Inc. and Anne Globe dated August 5, 2013.

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